Exhibit 24(b)(8.36)

Second Amendment to the Selling and Services Agreement

 and Fund Participation Agreement

            This Second Amendment, dated as of September 1, 2015, by and among Voya Retirement Insurance and Annuity Company (formerly, ING Life Insurance and Annuity Company) (“Voya Insurance”), Voya Institutional Plan Services, LLC (formerly, ING Institutional Plan Services, LLC) (“Voya Institutional”), Voya Financial Partners, LLC (formerly, ING Financial Advisers, LLC) (“Voya Financial”) (collectively, “Voya”), Artisan Partners Limited Partnership (“APLP”) and Artisan Partners Distributors LLC (formerly, Artisan Distributors LLC) (“Distributor”), is made to the Selling and Services Agreement and Fund Participation Agreement dated as of November 30, 2006, as amended (the “Agreement”).  Terms defined in the Agreement are used herein as therein defined.

            WHEREAS, the parties wish to add Artisan Partners Funds, Inc. (“Artisan Funds”) (Artisan Funds, APLP and the Distributor, together, the “Artisan Parties”) as a party to the Agreement; and

            WHEREAS, the parties wish to amend the Agreement to allow Voya to accept purchase and redemption orders from participants who may from time to time purchase or sell Advisor class shares of the Funds.

            NOW, THEREFORE, in consideration of the promises and mutual covenants hereinafter contained, the parties agree as follows:

1.                  Artisan Funds is hereby added as a party to the Agreement.

2.                  Paragraph 4 of the Agreement is hereby deleted in its entirety and replaced with the following:

“The provision of shareholder and administrative services to Contract owners or to the Plans shall be the responsibility of Voya Financial, Voya Insurance, Voya Institutional or the Nominee and shall not be the responsibility of Distributor.  The Nominee, or Voya Insurance on behalf of its Separate Accounts, will be recognized as the sole shareholder of Fund shares purchased under this Agreement.  It is further recognized that there will be a substantial savings in administrative expense and recordkeeping expenses by virtue of having one shareholder rather than multiple shareholders.  In consideration of the administrative savings resulting from such arrangement, the Artisan Parties agree to pay to Voya Insurance or Voya Institutional, as appropriate, a servicing fee, as specified in Schedule C, based on the average net assets invested in the Funds through the Contracts or through Voya Insurance’s or Voya Institutional’s arrangements with Plans in each calendar quarter.  The parties agree that all or a portion of such servicing fee may be derived from a Fund’s 12b-1 plan.  The Artisan Parties will make such payments to Voya Insurance or Voya Institutional within thirty (30) days after the end of each calendar quarter.  Each payment will be accompanied by a statement showing the calculation of the fee payable to Voya Insurance or Voya Institutional for the quarter and such other supporting data as may be reasonably requested by Voya Insurance or Voya Institutional. Upon request, Voya will provide APLP with a statement showing the number Plan Participants.  Each quarterly fee will be independent of every other quarterly period fee.  Voya understands that a portion of such fees will be paid by Artisan Funds in accordance with Artisan Funds’ practices in effect from time to time.  If required by a Plan or by applicable law, Voya Insurance or Voya Institutional shall have the right to allocate to a Plan or to Participant accounts in a Plan all or a portion of such servicing fees, or to use servicing fees it collects from Distributor to offset other fees payable by the Plan to Voya Insurance or Voya Institutional.”

3.                  The following is added as Section 11 (g) to the Agreement:

      “(g) Representations of Artisan Funds.  Artisan Funds represents and warrants:

(i)                 that it is a corporation duly organized and existing in good standing under the laws of the State of Wisconsin and is an open-end diversified management investment company registered under the 1940 Act, as amended.

(ii)               that it has full power and authority under applicable law, and has taken all action necessary, to enter into and perform this Agreement, and the performance of its obligations hereunder does not and will not violate or conflict with (i) any of its governing documents or agreements or (ii) any applicable law, rule or regulation.”

4.                  Schedule A is hereby deleted and replaced by Schedule A, attached hereto.

5.                  Schedule C is hereby deleted and replaced by Schedule C, attached hereto.

6.                  Except as modified hereby, all other terms and conditions of the Agreement shall remain in full force and effect.

7.                  This Amendment may be executed in two or more counterparts, each of which shall be       deemed to be an original, but all of which together shall constitute one and the same Amendment.

 [Signatures appear on following page.]

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IN WITNESS WHEREOF, the undersigned have entered into this Second Amendment as of the date first set forth above.

Voya retirement insurance and ANNUITY COMPANY By: /s/ Lisa Gilarde Name: Lisa Gilarde Title: Vice President	artisan PARTNERS distributors llc By: /s/ Sarah A. Johnson Name: Sarah A. Johnson Title: Vice President & Secretary
voya financial partners, llc By: /s/ Lisa Gilarde Name: Lisa Gilarde Title: Vice President	ARTISAN PARTNERS LIMITED PARTNERSHIP By: /s/ Sarah A. Johnson Name: Sarah A. Johnson Title: Vice President & Secretary
VOYA INSTITUTIONAL PLAN SERVICES, LLC By: /s/ Lisa Gilarde Name: Lisa Gilarde Title: Vice President	artisan PARTNERS FUNDS, iNC. By: /s/ Sarah A. Johnson Name: Sarah A. Johnson Title: Vice President & Secretary

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SCHEDULE A

List of Available Funds*†

All Investor class shares of Artisan Funds

All Advisor class shares of Artisan Funds

All Institutional class shares of Artisan Funds

__________________

* As of the date of this amendment, Artisan Emerging Markets Fund, Artisan Developing World Fund, Artisan Global Equity Fund, Artisan Global Opportunities Fund, Artisan Global Small Cap Fund, Artisan Global Value Fund, Artisan High Income Fund, Artisan International Fund, Artisan International Small Cap Fund and Artisan International Value Fund each impose a short-term redemption fee of 2.00% on all redemptions and exchanges of shares held 90 days or less and other Funds may impose a redemption fee from time to time.  Voya agrees to deduct any applicable redemption fee from the proceeds of all applicable redemptions and exchanges by Participants and/or Contract Owners and remit those amounts to the applicable Fund, unless otherwise agreed by Voya and Artisan Funds.

† One or more of the Funds may from time to time be closed to some or all new investors.  Only eligible investors as defined in the Funds’ prospectus from time to time may purchase Shares.  Artisan Global Value Fund, Artisan International Small Cap Fund, Artisan International Value Fund, Artisan Mid Cap Fund, Artisan Mid Cap Value Fund, Artisan Small Cap Fund and Artisan Small Cap Value Fund are closed to most new investors.  Voya must verify eligibility criteria and obtain prior approval from Distributor prior to opening a new account in any Fund that is closed to most new investors.

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SCHEDULE C

Fee Schedule

As compensation for the services Voya renders under the Agreement, the Artisan Parties will pay a fee to Voya equal to on an annual basis the rate set forth below multiplied by the average daily value of the net assets in Voya Accounts in the Funds.

Share Class	Investor	Advisor	Institutional
12b-1 Fees	X.XX%	X.XX%	X.XX%
Service Fees	X.XX%	X.XX%	X.XX%
Total Fees	X.XX%	X.XX%	X.XX%

For the avoidance of doubt, the Artisan Parties will not make any payments in connection with the administrative and shareholder services provided by Voya to participants invested in the Institutional class shares of the Funds.

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